Exhibit 5.1

[FORM OF LEGAL OPINION]*

The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, Texas 77401
Telephone (713) 524-4110
Facsimile (713) 524-4122

______________, 2012
Coil Tubing Technology, Inc.
19511 Wied Rd. Suite E
Spring, Texas 77388

Re:	Form S-1 Registration Statement
File No. [TBD]

Gentlemen:

You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of Coil Tubing Technology, Inc. (the "Company") covered by a Form S-1 Registration Statement [File No[TBD]] (the "Registration Statement"), filed with the Securities and Exchange Commission on or about the date hereof, which relates to the resale of 887,501 shares of common stock, $0.001 par value (the "Shares") of the Company.

In connection with this opinion, we have examined the corporate records of the Company, including the Company's Articles of Incorporation, and Bylaws, the Registration Statement, and such other documents and records as we deemed relevant in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based upon the foregoing and in reliance thereof, it is our opinion that the outstanding Shares described in the Registration Statement, are legally issued, fully paid and non-assessable and that the Shares issuable in connection with the exercise of warrants, as described in the Registration Statement, will be legally issued, fully paid and non-assessable upon their valid exercise and when fully paid for and issued. This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement.

We express no opinion as to the laws of any state or jurisdiction other than the laws governing corporations of the State of Nevada (including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

This opinion is being delivered and is intended for use solely in regard to the transactions contemplated by the Registration Statement. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters other than those described above, relating to the Company, the Shares or the Registration Statement. This opinion is based upon our knowledge of law and facts as of its date and as of the effective date of the Registration Statement. We assume no duty to communicate to you with respect to any matter which comes to our attention after the effective date of such Registration Statement.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

The Loev Law Firm, PC

* Signed opinion to be included in the final Amended Form S-1 Registration Statement filed by the Company prior to effectiveness.